UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 11, 2011
The Medicines Company

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31191	04-3324394

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

8 Sylvan Way
Parsippany, New Jersey	07054

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 290-6000
Not applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On February 11, 2011, The Medicines Company (the “Company”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) with respect to all potential claims and causes of action between the parties related to United States Patent No. 5,196,404 (the “‘404 patent”), the extension of the term of the ‘404 patent, any alleged late filing of the request for an extension of the term of the ‘404 patent and any efforts to cure such alleged late filing.
Under the Settlement Agreement, WilmerHale agrees to make available to the Company approximately $232 million, consisting of approximately $117 million from the proceeds of professional liability insurance policies and $115 million of payments from WilmerHale itself. As described below, a portion of the available funds will be paid to the Company shortly after entry into the Settlement Agreement, but most of the available funds would be paid only if the Company suffers damages in the event that a generic version of the Company’s product bivalirudin is sold in the United States before June 15, 2015 because the extension of the ‘404 patent is held invalid on the basis that the application for the extension was not timely filed. Payments by WilmerHale itself would be made only after payments from its insurance policies are exhausted and cannot exceed $2.875 million for any calendar quarter.
Pursuant to the Settlement Agreement, WilmerHale will pay approximately $18 million from its professional liability insurance providers to the Company within sixty (60) days after the date of the Settlement Agreement. The balance of the approximately $232 million aggregate amount provided in the Settlement Agreement remains available to pay (1) future expenses incurred by the Company in continuing to defend the extension of the ‘404 patent, and (2) any damages that may be suffered by the Company in the event that a generic version of the Company’s product bivalirudin is sold in the United States before June 15, 2015 because the extension of the ‘404 patent is held invalid on the basis that the application for the extension was not timely filed. The Settlement Agreement contains a formula for determining the amount of damages suffered, on a quarterly basis, in the event of generic entry. The Settlement Agreement also contains provisions under which the Company will seek to recover damages from third parties potentially liable to the Company and to reimburse or share with WilmerHale certain damage recoveries from such third parties.
The Company and WilmerHale also agree to a mutual release of claims arising from or relating to the ‘404 patent, the extension of the term of the ‘404 patent, any alleged late filing of any request for an extension of the term of the ‘404 patent, any efforts to cure such alleged late filing or any related matter, other than obligations set forth in the Settlement Agreement. The Settlement Agreement also contains provisions including indemnification, confidentiality, dispute resolution and other customary provisions for an agreement of this kind.
The foregoing summary description of certain terms of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.
WilmerHale is outside legal counsel to the Company for securities reporting, general corporate counseling, business development transactions and other matters from time to time.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
See the Exhibit Index attached to this report.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE MEDICINES COMPANY
Date: February 14, 2011	By:	/s/ Paul M. Antinori
		Name:	Paul M. Antinori
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated February 14, 2011